Exhibit 99.2

For Information

James R. Edwards

303-861-8140

FOR IMMEDIATE RELEASE

SM ENERGY ANNOUNCES APPOINTMENT

OF NEW DIRECTOR

DENVER, CO — July 17, 2012 - SM Energy Company (NYSE: SM) today announces that Loren M. Leiker has been appointed to serve as a director of the Company, effective July 16, 2012.

Tony Best, President and CEO, comments, “We are pleased to have an individual of Loren’s reputation, talent, and experience joining SM Energy. He brings a very strong background in exploration and development to our Board. Mr. Leiker will enhance the diverse expertise, knowledge, and skills brought to the Company by its directors. I look forward to his advice and counsel to SM Energy.”

Mr. Leiker was an oil and gas executive with EOG Resources, Inc., until his retirement in September 2011.  EOG is one of the largest independent oil and natural gas companies in the United States.  Mr. Leiker served EOG as Senior Executive Vice President of Exploration from February 2007 to September 2011.  Prior to that appointment, he held a variety of executive officer positions with EOG and its predecessor, Enron Oil and Gas Company.  Mr. Leiker started his career in 1977 at Tenneco, Inc., where he held a variety of domestic and international technical and managerial roles until the sale of the company in 1989.

ABOUT THE COMPANY

SM Energy Company is an independent energy company engaged in the acquisition, exploration, development, and production of crude oil, natural gas, and natural gas liquids in onshore North America.  SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at www.sm-energy.com.